EXHIBIT 4.1

FIRST AMENDMENT AND RATIFICATION OF

LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS

This FIRST AMENDMENT AND RATIFICATION OF LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Agreement”) is made and entered into on March 9, 2009, by and between PARLUX FRAGRANCES, INC., a Delaware corporation and PARLUX LTD., a New York corporation (individually and/or collectively, the “Borrower”), and REGIONS BANK, an Alabama banking corporation (the “Lender”).

RECITALS

A.

Borrower requested, and Lender agreed to make a loan (the “Loan”) to Borrower, as evidenced by that certain Revolving Promissory Note dated as of July 22, 2008, executed by Borrower and made payable to the order of Lender in the original principal amount of $20,000,000.00 (as the same may be amended, restated, modified or replaced from time to time, the “Note”). The Note is secured, in part, by (i) that certain Loan and Security Agreement dated as of July 22, 2008 (the “Loan and Security Agreement”) and (ii) all other documents and instruments securing the Note.

B.

The Borrower has violated the “Fixed Charge Coverage” covenant set forth in Section 10.1 of the Loan and Security Agreement and the “Funded Debt to EBITDA” covenant set forth in Section 10.2 of the Loan and Security Agreement and has asked the Lender to waive said violations and to modify the Loan, as evidenced by this Agreement.

C.

The Loan and Security Agreement, as modified by this Agreement, is hereinafter referred to as the “Loan and Security Agreement”.  The Note, the Loan and Security Agreement, and all other documents executed in connection therewith are hereinafter referred to collectively as the “Loan Documents”.

D.

Lender is willing to modify the Loan and waive the covenant violations subject to Borrower giving Lender the representations, assurances and other agreements hereinafter set forth.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and the covenants and agreements hereafter set forth, the adequacy and receipt of which are hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

1.

The Recitals hereinabove contained are true and correct and are made a part hereof.

2.

The outstanding principal balance of the Note, as of March 9, 2009, is $0.00.

3.

Section 1.1 of the Loan and Security Agreement is hereby amended by deleting the definition of “Applicable Margin” and substituting the following in lieu thereof:

“Applicable Margin” shall mean a rate per annum, to be implemented and computed quarterly upon the Bank’s receipt of the Borrower’s financial statements required herein, and based on the Fixed Charge Coverage Ratio (as calculated pursuant to Section 10.1 below), as follows:

Fixed Charge Coverage Ratio:	Applicable Margin:

.Greater than 1.00 to 1.00 and less than or equal to 1.15 to 1.00	4.00%

.Greater than 1.15 to 1.00 and less than or equal to 1.35 to 1.00	3.75%

.Greater than 1.35 to 1.00 and less than or equal to 1.50 to 1.00	3.50%

.Greater than 1.50 to 1.00	3.00%

The initial Applicable Margin shall be four and one-quarter percent (4.25%) per annum.

4.

Section 1.1 of the Loan and Security Agreement is hereby amended by deleting the definition of “Borrowing Base Amount” and substituting the following in lieu thereof:

“Borrowing Base Amount” shall, for all times prior to December 31, 2009, mean the lesser of:

(I) the sum of:

(a)

an amount equal to seventy-five percent (75%) of the net amount (after deduction of such Reserves and allowances as the Bank deems reasonably proper and necessary) of all Eligible Accounts, plus

(b)

an amount equal to the lesser of (i) $10,000,000.00 or (ii) twenty-five percent (25%) of the lower of cost or market value (after deduction of such Reserves and allowances as the Bank deems reasonably proper and necessary) of all Eligible Inventory.

or

(II) the product of:

(x)

two, and

(y)

the sum of (i) EBITDA measured from January 1, 2009 to the date of measurement, minus non-cash expenses related to the issuance of options and warrants, minus (ii) other non-cash expenses.

Notwithstanding the foregoing, in no event shall the amount derived in subsection (b) above exceed (i) $2,500,000.00 of Eligible Inventory consisting of Raw Materials, and (ii) fifty percent (50%) of the then current outstanding balance of all Revolving Loans.

For all times after December 31, 2009, “Borrowing Base Amount” shall mean:

(a)

an amount equal to seventy-five percent (75%) of the net amount (after deduction of such Reserves and allowances as the Bank deems reasonably proper and necessary) of all Eligible Accounts, plus

(b)

an amount equal to the lesser of (i) $10,000,000.00 or (ii) twenty-five percent (25%) of the lower of cost or market value (after deduction of such Reserves and allowances as the Bank deems reasonably proper and necessary) of all Eligible Inventory.

Notwithstanding the foregoing, in no event shall the amount derived in subsection (b) above exceed (i) $2,500,000.00 of Eligible Inventory consisting of Raw Materials, and (ii) fifty percent (50%) of the then current outstanding balance of all Revolving Loans.

5.

Section 1.1 of the Loan and Security Agreement is hereby amended by deleting the definition of “Eligible Account” and “Eligible Accounts” and substituting the following in lieu thereof:

“Eligible Account” and “Eligible Accounts” shall mean each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to the Borrower or any Subsidiary which meets each of the following requirements:

(a)

it is genuine in all respects and has arisen in the ordinary course of the Borrower’s business from (i) the performance of services by the Borrower or the applicable Subsidiary, which services have been fully performed, acknowledged and accepted by the account debtor or (ii) the sale, license, assignment, or lease of Goods by the Borrower, including C.O.D. sales, which Goods have been completed in accordance with the account debtor’s specifications (if any) and delivered to and accepted by the account debtor, and the Borrower or the applicable Subsidiary has possession of, or has delivered to the Bank at the Bank’s request, shipping and delivery receipts evidencing such delivery;

(b)

it is subject to a perfected, first priority Lien in favor of the Bank and is not subject to any other assignment, claim or Lien;

(c)

it is the valid, legally enforceable and unconditional obligation of the account debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance, discount, rebate or adjustment by the account debtor with respect thereto provided that any Account shall only be ineligible to the extent of such discount, allowance, rebate as adjustment, or to any claim by such account debtor denying liability thereunder in whole or in part and the account debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

(d)

the account debtor with respect thereto is a resident or citizen of, and is located within, the United States, Canada or Puerto

Rico, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Bank;

(e)

it is not an Account arising from a “sale on approval”, “sale or return”, “consignment”, “guaranteed sale” or “bill and hold”, or are subject to any other repurchase or return agreement;

(f)

it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower or any Subsidiary (or by any agent or custodian of the Borrower or any Subsidiary) for the account of, or subject to, further and/or future direction from the account debtor with respect thereto;

(g)

it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless the Borrower has assigned its right to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Bank) of such assignment has been delivered to the Bank, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

(h)

if the Borrower maintains a credit limit for an account debtor, the aggregate dollar amount of Accounts due from such account debtor, including such Account, does not exceed such credit limit;

(i)

if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Bank or, in the case of electronic chattel paper, shall be in the control of the Bank, in each case in a manner satisfactory to the Bank;

(j)

such Account is evidenced by an invoice delivered to the related account debtor and is not more than (i) sixty (60) days past the due date thereof, or (ii) ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale;

(k)

it is not an Account with respect to an account debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Borrower or the applicable Subsidiary is exempt from filing such report and has provided the Bank with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower or the applicable Subsidiary for a nominal fee;

(l)

the account debtor with respect thereto is not the Borrower or an Affiliate of the Borrower;

(m)

such Account does not arise out of a contract or order which, by its enforceable terms, forbids or makes void or unenforceable the assignment thereof by the Borrower or any Subsidiary to the Bank and is not unassignable to the Bank for any other reason;

(n)

there is no bankruptcy, insolvency or liquidation proceeding pending by or against the account debtor with respect thereto, nor has the account debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the account debtor which would require the Accounts of such account debtor to be deemed uncollectible in accordance with GAAP;

(o)

it is not owed by an account debtor with respect to which twenty-five percent (25%) or more of the aggregate amount of outstanding Accounts owed at such time by such account debtor is classified as ineligible under clause (j) of this definition;

(p)

intentionally deleted;

(q)

if the aggregate amount of all Accounts owed by the account debtor (other than Macy’s) thereon exceeds twenty-five percent (25%) of the aggregate amount of all Accounts at such time, then all Accounts owed by such account debtor (other than Macy’s) in excess of such amount shall be deemed ineligible;

(r)

if the aggregate amount of all Accounts owed by Macy’s exceeds twenty percent (20%) of the aggregate amount of all Accounts at such time, then all Accounts owed by Macy’s in excess of such amount shall be deemed ineligible; and

(s)

the representations and warranties in the Loan Documents pertaining to such Account are not true and correct.

Notwithstanding the foregoing, in no event shall accounts from Perfumania be considered “Eligible Accounts.”

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.  Further, with respect to any Account, if the Bank at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the account debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower

6.

The Loan and Security Agreement is hereby amended by deleting the definition of “Prime Loan” and “Prime Loans”.   Notwithstanding anything to the contrary contained in the Loan and Security Agreement, Borrower shall not have the option to select the Prime Rate as an index for which Loans will accrue interest.

7.

Section 1.1 of the Loan and Security Agreement is hereby amended by deleting the definition of “Revolving Interest Rate” in its entirety and substituting the following in lieu thereof:

“Revolving Interest Rate” shall mean the LIBOR Rate plus the Applicable Margin.  In no event shall the Revolving Interest Rate be less than four percent (4.0%) per annum.

8.

Section 2.1(a) of the Loan and Security Agreement is hereby deleted in its entirety and the following Section 2.1(a) is hereby substituted in lieu thereof:

(a)                Revolving Loan Commitment.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability.  Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated or extended as provided in this Agreement.  Borrower shall request all Revolving Loans and other advances in writing, which requests must be approved by Bank prior to the making of any Revolving Loans or other advances, which consent may be withheld in its sole and absolute discretion. The Revolving Loans shall be used by the Borrower for the purposes of (a) refinancing Borrower’s existing indebtedness; and (b) providing for the working capital requirements and general corporate purposes of the Borrower.

9.

Section 2.1(b) of the Loan and Security Agreement is hereby deleted in its entirety and the following Section 2.1(b) is hereby substituted in lieu thereof:

(b)                 Revolving Loan Interest and Payments.  Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate.  Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time, shall be due and payable monthly, in arrears, commencing on March 1, 2009 and continuing on the first day of each calendar month thereafter, and on the Revolving Loan Maturity Date.  From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Revolving Loans, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

10.

Section 8.25 of the Loan and Security Agreement is hereby deleted in its entirety.

11.

Section 10.1 of the Loan and Security Agreement is hereby deleted in its entirety and the following Section 10.1 is hereby substituted in lieu thereof:

10.1

Fixed Charge Coverage.  As of the end of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (a) the sum of (i) EBITDA, less (ii) any non-cash gains, less (iii) cash taxes paid, less (iv) any dividends and distributions, to (b) the sum of (i) the current portion of long-term Debt paid during such period plus (ii) lease expense plus (iii) Interest expense, of not less than 1.50 to 1.00.  Compliance with this covenant shall be measured on a trailing twelve (12) months basis upon Bank’s receipt of Borrower’s annual and quarterly financial statements required herein beginning with Borrower’s fiscal quarter ended December 31, 2009.

12.

Section 10.2 of the Loan and Security Agreement is hereby deleted in its entirety and the following Section 10.2 is hereby substituted in lieu thereof:

10.2

Funded Debt to EBITDA.  As of the end of each fiscal quarter, the Borrower and its Subsidiaries shall maintain a ratio of Funded Debt to EBITDA for such fiscal quarter of not greater than 2.50 to 1.00.  Compliance with this covenant shall be measured upon Bank’s receipt of Borrower’s annual and quarterly financial statements required herein beginning with Borrower’s fiscal quarter ended December 31, 2009.

13.

The following Section 10.3 is hereby added to the Loan and Security Agreement.

10.3

Tangible Net Worth.  Borrower shall, at all times, maintain a Tangible Net Worth of not less than $85,000,000.00. "Tangible Net Worth" shall mean total assets minus Total Liabilities.  For purposes of this computation, the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets. "Total Liabilities" shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes, debt fully subordinated to Lender on terms and conditions acceptable to Lender, and other deferred sums appearing on the liabilities side of a balance sheet, all in accordance with generally accepted accounting principles applied on a consistent basis.

14.

Notwithstanding any provisions in the Loan and Security Agreement to the contrary, Borrower shall be prohibited from exercising or continuing to operate its existing stock buy-back provision, without prior consent of Lender.

15.

Borrower shall pay Lender a waiver and modification fee equal to $85,000.00, payable as follows: (a) $45,000.00 upon the execution of this Agreement, (b) $20,000.00 on or before May 30, 2009, and (c) $20,000.00 on or before August 30, 2009.  Borrower’s failure to timely pay the amounts set forth above shall constitute immediate Events of Default under the Loan and Security Agreement without further notice to Borrower.

16.

Borrower acknowledges, represents and confirms to Lender that (i) the Loan and Security Agreement and the other Loan Documents are valid and binding upon Borrower and enforceable in accordance with the respective terms thereof; (ii) there are no defenses, setoffs, counterclaims, cross-actions or equities in favor of Borrower to or against the enforcement of the Note, the Loan and Security Agreement or the other Loan Documents, and (iii) Lender is under no obligation to further amend or modify the Loan and Security Agreement or any other Loan Document.

17.

The Note, the Loan and Security Agreement, and all other documents executed in connection with any of the foregoing, are hereby ratified, confirmed and approved in all respects including, but not limited to, the representations and warranties contained therein, and Borrower does hereby represent and warrant that after giving affect to this Agreement, no default now exists under any Loan Document.

18.

The Borrower has not received any notice of any material default or material breach of any contract, agreement or arrangement (whether oral or written, contingent or otherwise) to which the Borrower or any of its properties is bound in any capacity, or of any event or circumstance that (with or without notice or passage of time or both) may lead to a material default or material breach of any of such agreements.

19.

Except as amended by this Agreement, no term or condition of the Loan and Security Agreement and other Loan Documents shall be modified and the same shall remain in full force and effect; provided, however, if any provision of this Agreement is in conflict with, or inconsistent with, any provision in the Loan and Security Agreement or other Loan Documents, then the provision contained in this Agreement shall govern and control.

20.

This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of the parties hereto.

21.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.  Said counterparts shall constitute but one and the same instrument and shall be binding upon each of the undersigned individually as fully and completely as if all had signed but one instrument so that the joint and several liability of each of the undersigned shall be unaffected by the failure of any of the undersigned to execute any or all of said counterparts.

22.

AS A MATERIAL INDUCEMENT FOR LENDER TO EXECUTE THIS AGREEMENT, BORROWER DOES HEREBY RELEASE, WAIVE, DISCHARGE, COVENANT NOT TO SUE, ACQUIT, SATISFY AND FOREVER DISCHARGE LENDER ITS OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS AND ITS AFFILIATES AND ASSIGNS FROM ANY AND ALL LIABILITY, CLAIMS, COUNTERCLAIMS, DEFENSES, ACTIONS, CAUSES OF ACTION, SUITS, CONTROVERSIES, AGREEMENTS, PROMISES AND DEMANDS WHATSOEVER IN LAW OR IN EQUITY WHICH THE BORROWER EVER HAD, NOW HAS, OR WHICH ANY PERSONAL REPRESENTATIVE, SUCCESSOR, HEIR OR ASSIGN OF BORROWER HEREAFTER CAN, SHALL OR MAY HAVE AGAINST LENDER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS, AND ITS AFFILIATES AND ASSIGNS, FOR, UPON OR BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER RELATING TO THE LOAN AND THE LOAN DOCUMENTS THROUGH THE DATE THAT THIS AGREEMENT IS EXECUTED.  BORROWER AND EACH GUARANTOR FURTHER EXPRESSLY AGREE THAT THE FOREGOING RELEASE AND WAIVER AGREEMENT IS INTENDED TO BE AS BROAD AND INCLUSIVE AS PERMITTED BY THE LAWS OF THE STATE OF FLORIDA.  IN ADDITION

TO, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND IN CONSIDERATION OF LENDER’S EXECUTION OF THIS AGREEMENT, BORROWER COVENANTS WITH AND WARRANTS UNTO LENDER, AND ITS AFFILIATES AND ASSIGNS, THAT THERE EXIST NO CLAIMS, COUNTERCLAIMS, DEFENSES, OBJECTIONS, OFFSETS OR CLAIMS OF OFFSETS AGAINST LENDER OR THE OBLIGATION OF BORROWER TO PAY THE LOAN TO LENDER WHEN AND AS THE SAME BECOMES DUE AND PAYABLE.

23.

WAIVER OF JURY TRIAL.  LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

24.

WAIVER OF BANKRUPTCY STAY. BORROWER HEREBY AGREES, IN CONSIDERATION OF THE RECITALS AND MUTUAL COVENANTS CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, INCLUDING THE FORBEARANCE OF LENDER FROM GOING TO TRIAL AND EXERCISING ITS OTHER RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO THEM, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THAT IN THE EVENT THAT BORROWER SHALL FILE WITH ANY BANKRUPTCY COURT OF COMPETENT JURISDICTION OR BE THE SUBJECT OF ANY PETITION UNDER TITLE 11 OF THE UNITED STATES CODE THE AUTOMATIC STAY IMPOSED BY SECTION 362 OF TITLE 11 OF THE UNITED STATES CODE IS WAIVED, AND SUCH WAIVER CONSTITUTES “CAUSE” PURSUANT TO 11 U.S.C. SECTION 362(d)(1) FOR THE IMMEDIATE LIFTING OF THE AUTOMATIC STAY IN FAVOR OF LENDER, BORROWER HEREBY KNOWINGLY AND IRREVOCABLY WAIVES  ALL DEFENSES AND OBJECTIONS TO SUCH LIFTING OF THE AUTOMATIC STAY.

25.

USA Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

26.

Entire Agreement.  The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents.  In particular, and without limitation, the terms of any commitment by Lender to make the Loan are merged into the Loan Documents.  Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower has duly executed this Agreement on this 9th day of March, 2009.

BORROWER:

PARLUX FRAGRANCES, INC.,
a Delaware corporation

By:	/s/ RAYMOND J. BALSYS
Raymond J. Balsys, Chief Financial Officer

PARLUX LTD., a New York corporation

By:	/s/ RAYMOND J. BALSYS
Raymond J. Balsys, Chief Financial Officer

LENDER:

REGIONS BANK,
an Alabama banking corporation

By:	/s/ VANESSA CIVALERO
Vanessa Civalero, Senior Vice President